Delisting Determination, The Nasdaq Stock Market, LLC, May 16, 2024, Acutus Medical, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Acutus Medical, Inc., effective at the opening of the trading session on May 28, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 30, 2024. The Company did not appeal the Staff determination to the Hearings Panel. The Company securities were suspended on May 9,
2024. The Staff determination to delist the Company securities became final on May 9, 2024.